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                     [letterhead of Magna Group, Inc.]


                              March 5, 1997


Mr. Erl A. Schmiesing
Chief Executive Officer
Homeland Bankshares Corporation
229 East Park Avenue
Waterloo, Iowa  57304

Dear Erl:

     This letter agreement serves to formalize our agreement with respect to your future relationship with Magna Group, Inc. ("Magna") following the combination of Homeland Bankshares ("Homeland") and Magna pursuant to the Merger Agreement between Magna and Homeland dated as of August 30, 1996 (the "Merger Agreement"). Terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

     Commencing on the Closing Date of Magna's acquisition of Homeland, you will be elected as a member of the Board of Directors of Magna Group, Inc. and will continue as a member of the Board until the third annual anniversary of the Closing Date. As a director, you agree to meet the usual responsibilities as a director in promoting banking, trust, and correspondent business for Magna and to report on any business development or other director-related activities to G. Thomas Andes, the Chief Executive Officer.

     Effective on the Closing Date, you will retire as an officer and employee of Homeland, and you agree to resign your positions as Chairman, President, and Chief Executive Officer of Homeland
Bankshares Corporation and Chairman of Homeland Bank, N.A.,
Homeland Bank (Indianola), Homeland Bank (Oelwein), Homeland Bank
(Monticello) and Homeland Bank FSB (collectively known as
Homeland).

     In lieu of the provisions of your October 15, 1992 Severance Agreement between you and Iowa National Bankshares Corporation as to severance payments due upon a Change of Control, you agree to accept an annual amount of $261,714 for three years beginning July 1, 1997. Since you wish to be paid on a quarterly basis, the quarterly payments will be $65,428.50 beginning July 1, 1997 and continuing for three years. In the event of your death before the payments to you have been completed, the remaining balance of payments will be made to your assignee or estate, in the event no assignment has been made by you.

     All payments owed to you pursuant to the terms of the Homeland Bankshares Corporation Pension Plan and Trust and the Homeland Bankshares Corporation Profit Sharing and 401(k) Plan will be honored. Magna will also pay your sick leave accumulated up to March 1,1997 per Homeland policy, which is $67,063. In addition, Magna will pay for any


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Mr. Erl A. Schmiesing
March 5, 1997
Page 2


vacation time not used per Homeland/Magna policy. This amount is $20,522. Both lump sum payments will be made to you within thirty days of the Closing Date.

     All payments owed to you under the Homeland Bankshares Corporation Supplemental Retirement Income Plan ("SERP") dated June 20, 1995 will also be honored. You agree that pursuant to the provisions of the SERP, your payments will be $94,039 annually for fifteen years. In the event of your death before the payments to you have been completed, the remaining balance of payments will be made to your assignee or estate, in the event no assignment has been made by you.

     Magna agrees to pay for you to maintain your current country club membership for three years after the Closing Date. Magna also agrees to pay you $27,500, the value of the automobile previously provided to you.

     As of March 1, 1997 you and your spouse, individually or jointly, shall be entitled from and after that date through March of 2005, to be covered, at your sole cost and expense, under Magna's major medical health insurance plan with such coverage to be the same as or comparable to those that are in effect during said period for the officers of Magna and their dependents.

     Magna shall, at its expense, provide you with an office and telephone at a location agreed to by the Chief Executive Officer of Magna, from the Closing Date until the third anniversary of the Closing Date; provided, however, you shall have no authority over any employee or officer of Magna.

     This agreement contains the entire agreement between Magna and you and supersedes and replaces any existing oral or written agreements between you and Magna or Homeland Bankshares Corporation (or any subsidiary or predecessor of either corporation) respecting your employment, its termination, or benefits or rights in the event of a change of control or employment termination. All such prior or existing agreements are terminated, and neither party shall have any further rights thereunder.

     Beginning on your Retirement Date (March 1, 1997) and continuing through the period ending three years after you cease to be a member of the Magna Group, Inc. Board of Directors, you shall not, without the prior written approval of the Magna Board of Directors, become an officer, employee, agent, partner or director of any business enterprise in substantial direct competition (as hereinafter defined) with Magna. For purposes of this section, a business enterprise with which you become associated as an officer, employee, agent, partner or director shall be considered in substantial direct competition with Magna if such entity (i) competes with Magna in any business in which Magna is engaged as of your Retirement Date or at any time during the period described above and (ii) is within Magna's market area (as defined herein). Magna's market area is defined for this purpose as the area which constitutes central and southern Illinois, the eastern one-half of the State of Missouri,


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Mr. Erl A. Schmiesing
March 5, 1997
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and the eastern one-half of the State of Iowa; and, if Magna becomes the successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) after the date hereof to all or substantially all of the business and/or assets of another business enterprise, it is also the geographical areas in which such predecessor business enterprise conducts substantial business activity.

     This agreement may be executed in counterparts.

     If you have any questions on the provisions of this agreement, please give me a call at (314) 963-3005.


                              Sincerely,




                              /s/ G. Thomas Andes

                              G. Thomas Andes
                              Chairman of the Board and
                              Chief Executive Officer






Accepted On March 6, 1997

By /s/ Erl A. Schmiesing
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